EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Webster Financial Corporation:

We consent to the incorporation by reference in the Registration Statements (Form S-8: No. 333-37530, 333-88021, 333-48548, 333-87508, 333-107263, 333-104871, 333-122344, 333-137951, 333-132068, 333-156419, 333-161604 and 333-167161 and Form S-3: Nos. 33-63967, 333-47269, 333-37714, 333-81563, 333-58965, 333-71707, 333-67074, 333-60656, 333-100846, 333-112566, 333-114091, 333-143668, 333-155929 and 333-178642) of Webster Financial Corporation of our reports dated February 28, 2012, with respect to the consolidated financial statements of Webster Financial Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of Webster Financial Corporation and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

February 28, 2012